Exhibit b(ii)


                         AMENDMENT TO BY-LAWS

                  GLOBAL HIGH INCOME DOLLAR FUND INC.

         CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY

  I, Joan L. Cohen, Vice President and Assistant Secretary of Global High Income Dollar Fund Inc. ("Fund"), hereby certify that, at a duly convened meeting of the Board of Directors of the Fund held on September 28, 1994, the Directors adopted the following resolution:

     RESOLVED, that the following language replace the second sentence and revise the first sentence of Article III, Section 6 of the Fund's by-laws:


     "The right to vote by proxy shall exist only if the proxy is authorized to act by (1) a written instrument dated not more than eleven months prior to the meeting and executed either by the stockholder or by his or her duly authorized attorney in fact (who may be so authorized by a writing or by any non-written means permitted by the laws of the State of Maryland) of (2) such electronic, telephonic, computerized or other alternative means as may be approved by a resolution adopted by the Directors."


Dated: January 18, 1995


                                  By: /s/ Joan L. Cohen
                                      ----------------------------------------
                                      Joan L. Cohen
                                      Vice President and Assistant Secretary
                                      Global High Income Dollar Fund Inc.


New York, New York (ss)

  Subscribed and sworn before me this 18th day of January, 1995.



                                  HIAM ARFA
                       Notary Public, State of New York
/s/ Hiam Arfa                 No. 01AR5026305
---------------         Qualified in New York County
 Notary Public        Commission Expires April 18, 1996